Exhibit g(2)

                               CitiFunds Trust I
                           21 Milk Street, 5th Floor
                          Boston, Massachusetts 02109

                                                 __________ __, 2000

State Street Bank and Trust Company
225 Franklin Street
Boston, Massachusetts  02110

      Re:  CitiFunds Trust I - Custodian Contract

Ladies and Gentlemen:

     Pursuant to Section 17 of the Custodian Contract dated as of June 17, 1996 (the "Contract"), between CitiFunds Trust I (the "Trust") and State Street Bank and Trust Company (the "Custodian"), we hereby request that Citi S&P 500 Index Portfolio, Citi 1000 Index Portfolio, Citi All Markets Index Portfolio, Citi Small Cap Index Portfolio, Citi International Index Portfolio, Citi Global Titans Index Portfolio, Citi Nasdaq 100 Portfolio and Citi U.S. Bond Index Portfolio (collectively, the "Series") be added to the list of series of the Trust to which the Custodian renders services as custodian under the terms of the Contract.

      Please sign below to evidence your agreement to render such services as custodian on behalf of the Series as beneficiaries under the Contract.


                                    CITIFUNDS TRUST I

                                    By:   __________________________

                                    Title:__________________________

Agreed:
STATE STREET BANK AND TRUST COMPANY

By:    _________________________

Title: _________________________